Exhibit 5

                         OPINION OF COUNSEL RE: LEGALITY

                                January 26, 2001

Fonar Corporation
110 Marcus Drive
Melville, NY  11747

Dear Sirs:

     I refer to the Registration Statement on Form S-2 to which this opinion is an Exhibit (the "Registration Statement"), being filed by Fonar Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange
Commission under the Securities Act of 1933, as amended, relating to the issuance of up to 4,826,000 shares of the Company's Common Stock (the "Shares") to pay certain outstanding indebtedness of the Company.

     As counsel for the Company, I have examined the originals or photostatic or certified copies of such records, certificates and instruments of the Company, certificates of officers of the Company and of public officials and such other instruments and documents as I have deemed relevant and necessary for the purposes of rendering the opinions set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies and the correctness of all statements of fact contained therein.

     Based upon the foregoing, I am of the opinion that the Shares have been duly and validly authorized, and when issued will be legally issued, fully paid and non-assessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in Item 5 of the Registration Statement.

                                                           Very truly yours,

                                                           /s/ Henry T. Meyer
                                                           Henry T. Meyer, Esq.
                                                           General Counsel